                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of GateField Corporation on Form S-8 of our reports dated February 19, 1999 (which reports on the consolidated financial statements of GateField Corporation, expresses an unqualified opinion and includes an explanatory paragraph concerning certain factors which raise substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of GateField Corporation for the year ended December 31, 1998.


/s/ Deloitte & Touche LLP


San Jose, California
July 27, 1999